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                                                                   Exhibit 10.66

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, ACE Limited (the "Company") and Dominic Frederico (the "Executive") hereby agree to amend the Employment Agreement between them originally entered on January 9, 1995 (the "Agreement") by adding new Sections 10(f) through 10(h) as follows:

10(f) Change in Control and Good Reason Resignation In the event of a Change in Control (as defined below) all stock based awards in which the Executive is not yet vested shall become fully vested except to the extent such vesting would be inconsistent with the terms of the relevant plan. In addition, the Executive may resign for Good Reason (as defined below) at any time during the twelve month period following a Change in Control (as defined below) and receive the same salary continuation, bonus eligibility and benefits as if the Executive were terminated without Cause pursuant to Section 10(d) of this Agreement. A Change in Control shall mean:

     (i)   An acquisition by any Person (as such term is defined in Section 3(a)
     (9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the "Company Shares Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company Voting Securities Outstanding; excluding, however, any such acquisition by a trustee or other fiduciary holding such Shares under one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

     (ii) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (in each case referred to in this Section 3(e) as a "Corporate Transaction"), other than a Corporate Transaction that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof immediately after such Corporate Transaction; provided, however, if the consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the Change in Control shall not occur until the obtaining of such consent (either explicitly or implicitly); or

     (iii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 3(e) that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the

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      Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

      Good Reason resignation shall mean termination of employment that is voluntary on the part of the Executive but is due to:

      (i) a significant reduction of the Executive's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Executive of any duties inconsistent with his title, duties, or responsibilities;

      (ii) a reduction in the Executive's compensation or benefits.

10(g) Resignation upon Termination At the time of termination of employment for any reason, the Executive agrees at the request of the Company to resign from any position he holds as a Director (or other similar position) of the Company and any Affiliates, unless other explicit arrangements are agreed upon between the Executive and the Company.

10(h) Other Severance Arrangements Except as may be otherwise specifically provided in an amendment of this Section 10 as may in the future be adopted by the Parties in writing, the Executive's rights under this Section 10 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the company or any Affiliates or any other, similar arrangement of the company or any Affiliates providing benefits upon involuntary termination of employment.

All of the other provisions of the Agreement shall remain in full force and effect as originally agreed and entered on January 9, 1995.

      In witness whereof, the undersigned have executed this amendment this 25/th/ day of February 2003.

ACE Limited                                      The Executive


By:  _____________________                       ____________________________
                                                 Dominic Frederico
Its: _____________________